Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Form S-1-A4 of our report dated March 14, 2023 (except for the effects of the stock split described in Note 5 and Note 8 (Subsequent Events) as to which the date is June 14, 2023), relating to the financial statements of Unusual Machines, Inc. as of December 31, 2022 and 2021 and to our report dated August 7, 2023, related to the financial statements of Fat Shark Holdings, Ltd. as of April 30, 2023 and 2022 and to our report dated August 7, 2023, related to the financial statements of Rotor Riot, LLC as of April 30, 2023 and 2022 and to all references to our firm included in this registration statement.

Certified Public Accountants

Lakewood, CO

August 7, 2023